April 27, 2007



Board of Directors
Gateway Community Financial, MHC
Gateway Community Financial Corp.
Gloucester County Federal Savings Bank
381 Egg Harbor Road
Sewell, NJ  08080-9219

Dear Members:

You have requested our opinion regarding certain New Jersey tax consequences of the proposed initial public stock offering (the "Offering") of Gateway Community Financial Corp. (the "Company"), a federal stock holding company.

We have examined such corporate records, certificates, and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Further, the capitalized terms which are used in this opinion and are not expressly defined herein shall have the meaning ascribed to them in the Plan of Stock Issuance (the "Plan") adopted on January 29, 2007, by the Company, Gateway Community Financial, MHC (the "MHC"), and Gloucester County Federal Savings Bank (the "Bank").

Pursuant to a Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company dated April 30, 2001, the Bank converted to the mutual holding company form of organization in December 2001 with no stock offering. Pursuant to the Mutual Holding Company Plan of Reorganization, the Bank became a Federal stock savings bank, which has all of its stock owned by the Company, a federal stock holding company, which has all of its stock owned by the MHC, a federal mutual holding company. Pursuant to the Plan, the Company proposes, pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), to conduct a stock offering of up to but less than 50% of the aggregate of the total voting stock of the Company.


The proposed transaction and its federal income tax consequences are described in an opinion letter dated April 27, 2007, from Malizia Spidi & Fisch, PC (the "Federal Opinion Letter") stating that:


     1. The Company will recognize no gain or loss upon its receipt of money in exchange for shares of Company Stock (Section 1032(a) of the Code).

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Board of Directors
Gateway Community Financial, MHC
Gateway Community Financial Corp.
Gloucester County Federal Savings Bank
April 27, 2007
Page 2



     2. It is more likely than not that the fair market value of the subscription rights to purchase Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).


The facts, assumptions, and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.


                          SUPPLEMENTAL REPRESENTATIONS

In  addition  to the facts,  assumptions  and  representations  set forth in the
Federal   Opinion   Letter,   you  have   provided  the   following   additional
representations concerning the Offering:

         The MHC, the Company, and the Bank are subject to and have been filing returns and paying tax under the New Jersey Corporation Business Tax Reform Act, N.J.S. C54:10A-2, et seq. (the "CBT").


                                     OPINION

Based solely on the facts, assumptions, and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the initial stock issuance occurs in accordance with the Plan, it is our opinion that:

         To the extent that consummation of the Plan will not result in the recognition of gain or loss by the Company and will otherwise qualify as "tax free" under the Internal Revenue Code, as more fully described in the Federal Opinion Letter, consummation of the Plan will not result in any additional tax liabilities under the CBT.

         Except  for  certain  state  adjustments  under  the CBT  that  are not impacted by consummation of the Plan, the CBT is imposed on a taxpayer's net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions, N.J.S.C54:10A-4. Accordingly, since the CBT is based on federal taxable income, the nonrecognition events, carryovers, and tax-free exchanges under federal


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Board of Directors
Gateway Community Financial, MHC
Gateway Community Financial Corp.
Gloucester County Federal Savings Bank
April 27, 2007
Page 3

         income tax law resulting from the Plan, all, as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the CBT.

                                    * * * * *

Since this letter is provided in advance of the closing of the transactions contemplated by the Plan, we have assumed that such transactions will be consummated in accordance with the Plan, as well as the information and representations referred to herein. Any change in the Plan could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current New Jersey tax law, including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Plan under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Plan which are not specifically covered by the items set forth in this opining letter.

This opinion is given solely for the benefit of the parties to the Plan, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase shares pursuant to the Plan and may not be (a) relied upon by any other party or entity or (b) referred to in any document without our express written consent.

We hereby consent to the filing, in connection with the Plan, of this opinion letter as an exhibit to (a) the Form MHC-2 filed by the Bank with the OTS and
(b) the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission, and to the reference thereto in the prospectus included in the registration statement on Form S-1 related to this opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


/s/S.R. Snodgrass, A.C.



S. R. Snodgrass, A.C. Wexford, PA 15090
April 27, 2007